Exhibit 99.1

Citi Retail Services and Sears Holdings Announce Extended Relationship and Shop Your Way® Benefits

Enhanced rewards, with industry-leading 5% back in points on gas purchases

Hoffman Estates, Ill. / New York – Citi and Sears Holdings are pleased to announce the long-term extension of their 15-year co-brand and private label credit card relationship along with long-term marketing arrangements that include ongoing enhancements to the Shop Your Way® Mastercard rewards program.

Shop Your Way Mastercard cardholders will now enjoy generous benefits every day that previously were only available on a promotional basis. These cardholders will automatically earn more Shop Your Way points, including:

•	5% back in points on eligible purchases made at gas stations;
•	3% back in points on eligible purchases at grocery stores and restaurants;

[5% and 3% back on the first $10,000 of combined eligible purchases made annually on gas, groceries and restaurants and 1% thereafter]

•	2% back in points on eligible purchases made at Sears and Kmart; and
•	1% back in points on all other eligible purchases.

Points can easily be redeemed on purchases ranging from everyday household consumables sold at Kmart to larger items such as kitchen appliances sold by Sears or towards a pair of glasses at Sears Optical. There is no minimum redemption threshold and no need for certificates or gift cards – members can see their points online or on their Shop Your Way app and instantly redeem them towards purchases in store or online. Points earned with the card are also combinable with other Shop Your Way point offers through Shop Your Way partners such as Uber and Uber Eats, Gas Buddy, Avis Budget Group, Synapse (division of Meredith), fuboTV, Truxx and more. Visit shopyourway.com for more information on how to earn points.

“We are pleased to extend our long-standing, successful relationship with Sears. The extension provides for strong long-term economic value for both Citi and Sears, and we are especially proud to provide enhanced benefits to our Shop Your Way Mastercard cardmembers every day, at the places they shop most,” said Craig Vallorano, Head of Citi Retail Services. “Consistent with other top-of-wallet credit cards, more than 70% of customer spend on our Citi-Sears general purpose cards occurs at merchants beyond Sears, so this enhanced rewards structure is designed to deliver strong value for Shop Your Way card customers as well.”

“We’re extremely proud of our longstanding relationship with Citi and are excited that this best-in-class offer which rewards Shop Your Way members for activity in their daily lives is now an ongoing part of the value proposition for cardholders,” said Edward S. Lampert, Chairman & CEO of Sears Holdings. “The Shop Your Way Mastercard is a cornerstone of the Shop Your Way engagement platform which provides generous rewards, partnerships and experiences.

We saw a strong volume of card issuances in 2017 and we look forward to building on that momentum as the power of the Shop Your Way platform allows us to personalize experiences and make life easier and more rewarding for every cardholder.”

In conjunction with the extension of the agreement, Citi will pay Sears $425 million ($400 million of which has been received) upon entry into the amendment, which encompasses a number of program changes. The shared economics of the program will remain substantially consistent with the existing agreement through December 31, 2020 and will be performance-based thereafter. The amendment removes Sears’ right to purchase certain portfolio assets previously included in the program, and for the term of the extension, removes its purchase right to the remaining program assets. Sears will have the right to purchase remaining program assets in certain circumstances, including at the end of another extension term (if it elects to extend the program and subject to the satisfaction of certain conditions).

Sears Holdings was advised on the transaction by Goldman Sachs and Wachtell, Lipton, Rosen & Katz. Citi was advised on the transaction by Davis Wright Tremaine LLP, and Davis Polk & Wardwell.

# # #

About Citi

Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members – wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Whenever used, words such as “will,” “expect,” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond Sears Holdings’ control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Detailed descriptions of risks, uncertainties and factors relating to Sears Holdings are discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

For Immediate Release

Citigroup Inc. (NYSE: C)

May 21, 2018

Media Contacts:

Deirdre Leahy, Citi

212.559.3296

Deirdre.leahy@citi.com

Howard Riefs, Sears Holdings

847.286.7562